Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This “At Will” Executive Employment Agreement ("Agreement") is made and effective this 18th day of June 2013, by and between Golden Gate Homes, Inc. ("Company") and James Sayler ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment.

Company hereby agrees to initially employ Executive as its Chief Financial Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company.  In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.  Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's initial office or position, shall not be a breach of this Agreement.

2. Duties of Executive.

The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the attached Exhibit “A”, the Bylaws of the Company and such other duties and projects as may be assigned by the Chief Executive Officer.  Executive shall devote the majority of his productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner.  Executive will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written disclosure to the Company.

3.  Compensation.

Executive will be paid compensation during this Agreement a base salary of $7,000 per month, payable in installments according to the Company's regular payroll schedule. The base salary shall be adjusted at the end of each year of employment at the discretion of the board of directors.

4.  Benefits.

A. Holidays. Executive will be entitled to normal paid holidays each calendar year and five personal days.  Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year.  Personal holidays, if any, will be scheduled in advance subject to requirements of Company.  Such holidays must be taken during the calendar year and cannot be carried forward into the next year.

B. Vacation.  Executive shall be entitled to ten (10) paid vacation days each year.

C. Medical and Group Life Insurance.  In lieu of Company inclusion in the group medical and hospital plan of Company, Company agrees to reimburse Executive his Medicare Supplement ("J") payments (currently at $400 per month).  In addition, Company agrees to provide Executive group life insurance, if needed, for Executive at no charge to Executive during this Agreement.  Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

D. Pension and Profit Sharing Plans. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

E.  Expense Reimbursement.   Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties.  Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

5.  Termination.

A.  This Agreement shall commence on June 18, 2013.

B. This Agreement may be terminated by Executive at Executive's discretion by providing at least ninety (90) days prior written notice to Company.  In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

C. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

6.  Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

Tim Wilkens
P.O. Box 2490
Napa, CA 94558

If to Executive:

Jim Sayler
3853 Rollingwood Dr.
Fairfield, CA 94534

7.  Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof.  This Agreement may be modified only by a further writing that is duly executed by both parties.

8.  Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of California.

9.  Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10.  No Assignment.

Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

11.  Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12.  Arbitration.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement.  Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the JAMS and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  Any such arbitration shall be conducted in San Francisco, California, or such other place as may be mutually agreed upon by the parties.  Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GOLDEN GATE HOMES, INC.
/s/ Tim Wilkens	/s/ James Sayler

Tim Wilkens	James Sayler